Exhibit 10.1
January 26, 2007
Mr. Charles R. Morrison
1221 Westwood Drive
Roanoke, TX 76262
Dear Charlie:
I am pleased to be writing today to offer you the position of Chief Financial Officer for Pizza Inn, Inc. (“Company”) reporting to the President and Chief Executive Officer. This position is being offered as a full-time position starting as soon as possible on a mutually agreeable date.
Your initial base rate of pay, beginning on your start date, will be $250,000 annually. Your base rate of pay will be reviewed and set annually by the Chief Executive Officer and Compensation Committee in accordance with guidelines developed from time to time by the Compensation Committee. However, your base pay will not be decreased below $250,000 annually. You will be paid on every other Friday, in accordance with the Company’s standard payroll practice, including compliance with applicable withholding taxes.
You will earn a guaranteed bonus of $40,000 for the period of time beginning with your start date through the end of fiscal 2007 (occurring on June 24, 2007. Beginning with fiscal year ’08 a bonus of up to 35% of your base rate of pay may be earned upon meeting criteria established from time to time by the Compensation Committee. Such criteria will be set by the Compensation Committee in accordance with the Committee’s timing and procedures for establishing annual performance objectives for the Company’s senior management team. Should you voluntarily resign from the Company or be terminated for cause (as defined below) prior to the payment dates of the bonuses described in the preceding sentences you will not be entitled to such bonuses.
It is my goal to present to the Compensation Committee and the board a comprehensive stock option and ownership plan to become effective no later than the middle of fiscal 2008. Assuming approval of such a plan and subject to its provisions, and assuming your continued employment with the Company, you will be entitled to participate in the plan on the terms generally applicable to the Company’s senior management team.
The Company offers a benefits package for its senior management employees and upon your hire date you will be entitled to participate in all employee benefits for which you are eligible, which include medical, vacation and other benefits. All such benefits will be commensurate with those offered all members of the senior management team. Detailed information about these benefits will be mailed to you.
It is anticipated that you will be a long-term employee. However, like all employees of the Company, your employment with the Company is for no specified period and constitutes “at-will” employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined herein, or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or

Charles Morrison
January 26, 2007

modifying the at-will relationship, unless it is done so in writing and signed by you and the Company’s President and Chief Executive Officer. You will also be subject to all other polices applicable to employees of the Company.
Should the Company terminate your employment other than for cause, you will receive severance benefits equal to (i) three (3) months of your base rate of pay, and (ii) medical, dental and other insurance benefits that you may then be receiving, for the longer of a period of three (3) months following the date of your termination or the minimum period required by applicable law. If you are terminated for cause, you will receive no severance payment, and no other benefits.
For purposes of this offer letter, “cause” is defined as your:
(i)	commission of a dishonest or fraudulent act in connection with your employment, or the misappropriation of Company property in the reasonable determination of the board;

(ii)	death, or inability (with, in the case of disability, reasonable accommodation) for any reason to perform duties essential to your position for a continuous period of 30 days (60 days in the case of disability) for reasons other than actions by the Company;

(iii)	willful disobedience of a lawful directive of the board (whether by commission or omission);

(iv)	indictment on, formal charge of, conviction of, or plea of nolo contendere to, a felony;

(v)	indictment on, formal charge of, conviction of, or plea of nolo contendere to any misdemeanor involving dishonesty (such as theft, forgery, or fraud) or moral turpitude;

(vi)	insobriety during working hours, in violation of standard Company policy;

(vii)	use of illegal drugs in violation of standard Company policy; or

(viii)	gross negligence or willful misconduct in the performance of duties.
Any notice of discharge for cause shall describe with reasonable specificity the cause for termination of employment as well as the effective date of the termination.
This offer letter sets forth the terms of your employment with the Company and supersedes any and all prior and contemporaneous representations and agreements, whether written or oral, with the exception of the Non-Disclosure Agreement enclosed with this offer letter. Any waiver of a right under this agreement must be in writing. This agreement is governed by Texas law.

Charles Morrison
January 26, 2007

If the foregoing terms are agreeable, please sign below and return the signed copy to us, along with a signed original Non-Disclosure Agreement.
Best regards,
/s/ Timothy P. Taft
Timothy P. Taft
AGREE AND ACCEPTED:

Signed	/s/ Charles Morrison

Charles Morrison

Date:	January 31, 2007